Encore Energy Partners LP Announces
Quarterly Distribution
FORT WORTH, Texas — (BUSINESS WIRE) — January 26, 2009
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) announced today that the board of directors of its general partner has declared a cash distribution of $0.50 per unit for the quarter ended December 31, 2008. The distribution will be paid on or about February 13, 2009 to unitholders of record at the close of business on February 6, 2009.
Jon S. Brumley, Chief Executive Officer and President of Encore Energy Partners GP LLC, stated, “We intend to distribute at least $0.50 per unit for each quarter in 2009. Our hedging strategy and first class properties make this possible. Stability is a cornerstone to our strategy.”
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin of Wyoming and Montana, the Williston Basin of North Dakota, the Permian Basin of West Texas, and the Arkoma Basin of Oklahoma.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected distributions, the benefits of derivative financial instruments, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the

Encore Energy Partners LP
Quarterly Distribution
estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; risks of derivative counterparty nonperformance; general economic and business conditions (including consolidation among financing sources and the tightening of credit markets); industry trends; and other factors detailed in ENP’s 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com